MathStar Receives Notice from NASDAQ

HILLSBORO, Ore., May 21 /PRNewswire-FirstCall/ -- MathStar, Inc.
(Nasdaq: MATH) today reported that on May 16, 2007, the company was advised by the NASDAQ Listing Qualifications Department that The NASDAQ Stock Market is reviewing the company's eligibility for continued listing on The NASDAQ Global Market because the company does not comply with the minimum $10 million stockholders' equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3). To facilitate the review, NASDAQ has asked the company to provide to NASDAQ on or before May 31, 2007 a specific plan and time frame to achieve and sustain compliance with all NASDAQ Global Market listing requirements, including the minimum stockholders' equity standard.

The company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission for an offering of up to $40 million of its shares of common stock, common stock purchase warrants, units consisting of common stock and warrants, or any combination of such securities. The Registration Statement became effective on April 16, 2007.

On May 10, 2007, the company announced that it intends to offer, subject to market and other conditions, approximately $25 million of its common stock pursuant to the Registration Statement in an underwritten public offering and that it expects to close the offering in mid-June 2007. It also announced that MDB Capital Group, LLC is acting as the lead manager of the public offering. The company believes that successful completion of this offering would resolve the listing deficiency and it is preparing the plan requested by NASDAQ.

About MathStar, Inc.
MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar's Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar's Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visitwww.mathstar.com.

Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE MathStar
-0- 05/21/2007
/CONTACT: James. W. Cruckshank, Vice President, Administration and Chief Financial Officer for MathStar, +1-503-726-5500/
/Web site: http://www.mathstar.com /
(MATH)